Carlton Fleming +1 650 843 5865 cfleming@cooley.com	EXHIBIT 5.1

February 26, 2019

Atara Biotherapeutics, Inc.

611 Gateway Blvd., Suite 900

South San Francisco, CA 94080

Re:	Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Atara Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 3,778,291 shares of the Company’s Common Stock, par value $0.0001 per share, including (a) 2,297,522 shares of Common Stock (the “2014 EIP Shares”) pursuant to the Company’s Amended and Restated 2014 Equity Incentive Plan (the “2014 EIP”), (b) 230,769 shares of Common Stock (the “2014 ESPP Shares”) pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “2014 ESPP”) and (c) 1,250,000 shares of Common Stock (the “2018 Inducement Shares”) pursuant to the Company’s 2018 Inducement Plan (the “2018 Inducement Plan”) (together with the 2014 EIP and 2014 ESPP, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Plans and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. . We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2014 EIP Shares, the 2014 ESPP Shares and the 2018 Inducement Shares, when sold and issued in accordance with their respective Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000    f: (650) 849-7400    cooley.com

Page Two

Sincerely,

COOLEY LLP

By:	/s/ Carlton Fleming
Carlton Fleming

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000    f: (650) 849-7400    cooley.com